Exhibit 10.2

BAXALTA INCORPORATED

AMENDMENT TO SEVERANCE AGREEMENT

THIS AMENDMENT to the Severance Agreement is dated as of November 11, 2015, by and between Baxalta Incorporated (the “Company”) and                      (the “Executive”), and amends that certain Severance Agreement, dated as of July 1, 2015 (the “Agreement”), by and between the Company and the Executive. All capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Agreement.

WHEREAS, the parties have agreed to amend the Agreement to include provisions to address the treatment of Excess Parachute Payments, as that term is defined below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1. Excess Parachute Payments. The Agreement is hereby amended and restated in its entirety to include an additional provision under Section 6 as follows:

“6.4. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder, when combined with any other amount payable to Executive, would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section the reduction shall occur in the following order: (A) by first reducing or eliminating the portion of the payments which are not payable in cash and are not attributable to equity awards (other than that portion of the payments subject to clause (E) hereof), (B) then by reducing or eliminating cash payments (other than that portion of the payments subject to clause (E) hereof), (C) then by reducing or eliminating the portion of the payments which are not payable in cash and are attributable to equity awards (other than that portion of the payments subject to clause (E) hereof) the vesting of which is based upon the achievement of performance goals, (D) then by reducing or eliminating the portion of the payments which are not payable in cash and are attributable to equity awards (other than that portion of the payments subject to clause (E) hereof) the vesting of which is based only upon continued employment, and (E) then by reducing or eliminating the portion of the payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time. The determination of whether any payment or benefit shall be reduced as provided in this Section 6.4 and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by the Company (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with supporting calculations and documentation, to the Company and Executive within forty five (45) days after Executive’s final day of employment, which Determination, absent manifest error, shall be binding, final and conclusive upon the Company and Executive. If the Accounting Firm determines that the payments and benefits to be provided to Executive will not result in any Excess Parachute Payments, it shall furnish Executive with an opinion to that effect. If the Accounting Firm determines that the payments and benefits to be provided to Executive will result in Excess Parachute Payments, it shall furnish the Executive with an opinion that no Excess Parachute Payments will be made after the reductions contemplated by this Section 6.4. Anything else contained herein to the contrary notwithstanding, in no event shall the Company be liable to Executive for any adverse federal, state or local tax consequence resulting from the receipt of payments and benefits pursuant to this Agreement, including any excise tax imposed by Section 4999 of the Code.”

2. Effect. Except as expressly set forth herein, all other provisions of the Agreement shall remain in full force and effect. This Amendment shall be deemed incorporated into and made a part of the Agreement. After the date hereof, all references to the Agreement shall mean the Agreement as amended by this Amendment.

3. Entire Agreement. This Amendment and the Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.

4. Governing Law. The validity, interpretation, construction and performance of this Amendment will be governed by the laws of the State of Illinois.

5. Validity. The invalidity or unenforceability of any provision of this Amendment shall not affect the validity or enforceability of any other provision of this Amendment, which shall remain in full force and effect.

6. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

BAXALTA INCORPORATED

By:
Name:	Anne-Marie Law
Title:	EVP and Head of Human Resources

EXECUTIVE

Address:

(Please print carefully)

[Signature page to Amendment to Severance Agreement]

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